Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Symantec Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-07223, 333-18353, 333-39175, 333-71021, 333-47648, 333-52200, 333-81146, 333-102096, 333-117176, 333-119872, 333-126403, 333-140252, 333-141986, 333-148107, 333-155266, 333-170326, 333-175783, 333-179268 and 333-191889) and Form S-3 (Nos. 333-127958, 333-127959, 333-139230 and 333-169330) of Symantec Corporation of our report dated May 16, 2014, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 28, 2014 and March 29, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended March 28, 2014, the related financial statement schedule, and the effectiveness of internal control over financial reporting of Symantec Corporation as of March 28, 2014, which report appears in the March 28, 2014 annual report on Form 10-K of Symantec Corporation.

As discussed in Note 1 to the consolidated financial statements, Symantec Corporation has elected to change its method of accounting for sales commissions. The adoption of this accounting policy change has been applied retrospectively to all periods presented.

/s/ KPMG LLP

Santa Clara, California

May 16, 2014